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   As filed with the Securities and Exchange Commission on September 28, 2001
                                             1933 Act Registration No. 333-41016
                                             1940 Act Registration No. 814-00223
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM N-2

/X/  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
/ /  Pre-Effective Amendment No. __________
/X/  Post-Effective Amendment No.    1
                                  --------

                                     and/or

/ / REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 / / Amendment No. _________

                             BERTHEL GROWTH TRUST II
               (Exact Name of Registrant as Specified in Charter)

                           701 Tama Street, Building B
                                   PO Box 609
                             Marion, Iowa 52302-0609
                (Address of Principal Executive Office)(Zip Code)
        Registrant's Telephone Number, Including Area Code: (319)447-5700

                                Thomas J. Berthel
                            Berthel Fisher & Company
                           701 Tama Street, Building B
                                   PO Box 609
                             Marion, Iowa 52302-0609
                     (Name and Address of Agent for Service)

                          COPIES TO: Michael K. Denney
                                       and
                               William T. McCartan
                               Bradley & Riley PC
                             2007 First Avenue S.E.
                            Cedar Rapids, Iowa 52402

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, check the following box: /X/

It is proposed that this filing will become effective (check appropriate box):
     /X/ when declared effective pursuant to section 8(c)



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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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                 DEREGISTRATION OF SHARES OF BENEFICIAL INTEREST


          Berthel Growth Trust II (the "Registrant") previously filed a Registration Statement on Form N-2, as amended (the "Registration Statement"), covering 3,000,000 of its shares of beneficial interest (the "Shares"). The offering contemplated by the Registration Statement terminated on September 16, 2001. Pursuant to the undertakings contained in Item 33 of Part II of the Registration Statement, the Registrant hereby files this Post-Effective Amendment No. 1 to deregister 3,000,000 Shares not sold pursuant to the Registration Statement as of the termination of the offering of the Shares.

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marion, and State of Iowa, on the 28th day of September, 2001.


                                BERTHEL GROWTH TRUST II

                                By: Berthel Fisher & Company Planning, Inc., its
                                    Trust Advisor


                                By  /s/ Thomas J. Berthel
                                  ----------------------------------------------
                                        THOMAS J. BERTHEL, Chief
                                        Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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
   /s/ Thomas J. Berthel                                   September 28, 2001
------------------------------------------------
THOMAS J. BERTHEL, Chief Executive
Officer, and Chairman of the Board of
Berthel Fisher & Company Planning,
Inc. (principal executive officer);
president of TJB Capital Management Inc.


   /s/ Henry Royer*                                        September 28, 2001
------------------------------------------------
HENRY ROYER, President of the
Berthel Fisher & Company Planning, Inc.


   /s/ Ronald O. Brendengen                                September 28, 2001
------------------------------------------------
RONALD O. BRENDENGEN, Director, Chief
Financial Officer and Treasurer of
Berthel Fisher & Company Planning,
Inc. (principal financial and
accounting officer)


   /s/ Leslie D. Smith                                     September 28, 2001
------------------------------------------------
LESLIE D. SMITH, Secretary and Director of
Berthel Fisher & Company Planning,
Inc.


   /s/ Von Elbert*                                         September 28, 2001
------------------------------------------------
VON ELBERT, Director of Berthel Fisher &
Company Planning, Inc.
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*Pursuant to Power of Appointment